ASSIGNMENT AND ASSUMPTION

OF INVESTMENT SUB-ADVISORY AGREEMENT

This Assignment and Assumption of Investment Sub-Advisory Agreement is made as of October 1, 2015, by and between William Blair & Company, L.L.C. (“William Blair”) and William Blair Investment Management, LLC (“WBIM”).

WHEREAS, William Blair is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which currently provides investment advisory and sub-advisory services to investment companies registered under the Investment Company Act of 1940, as amended;

WHEREAS, Mason Street Advisors, LLC (the “Investment Manager”) serves as the investment adviser to the Mid Cap Growth Stock Portfolio (the “Portfolio”), a series of Northwestern Mutual Series Fund, Inc., pursuant to an Amended and Restated Advisory Agreement dated April 30, 2012.

WHEREAS, William Blair has provided sub-advisory services to the Portfolio pursuant to that certain Investment Sub-Advisory Agreement dated as of May 9, 2013 between William Blair and the Investment Manager (the “Agreement”);

WHEREAS, WBIM was formed on October 29, 2014, and effective December 5, 2014, WBIM’s application for registration as an investment adviser under the Advisers Act was granted by the Securities and Exchange Commission; at such time William Blair commenced an internal corporate restructuring for the purpose of transferring William Blair’s institutional investment management business to WBIM (the “Restructuring”);

WHEREAS, in connection with the Restructuring, William Blair plans to transfer the Agreement to WBIM on or about October 1, 2015 (the “Transfer”); and

WHEREAS, the Restructuring does not result in a change of control or management, and thus does not constitute an “assignment”, of the Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1. Effective with the Transfer, the Agreement in effect between William Blair and the Investment Manager is hereby assumed in its entirety by WBIM, except that all references to William Blair shall be replaced with references to WBIM.

2. WBIM agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of William Blair thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Investment Sub-Advisory Agreement as of the date first set forth above.

WILLIAM BLAIR & COMPANY, L.L.C., a Delaware limited liability company	WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company

By: /s/ Richard W. Smirl	By: /s/ Arthur J. Simon
Name: Richard W. Smirl	Name: Arthur J. Simon
Title: Partner	Title: Member of Executive Committee

ACKNOWLEDGED: NORTHWESTERN MUTUAL SERIES FUND, INC.

By: /s/ Kate M. Fleming
Name: Kate M. Fleming
Title: President